HAUSER, INC.

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 22, 1998

The undersigned hereby constitutes, appoints and authorizes Dean P. Stull or David I. Rosenthal, true and lawful attorney and Proxy of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all of the undersigned's shares of the $.001 par value common stock of Hauser, Inc., a Colorado corporation, at the Annual Meeting of Shareholders to be held at the Raintree Plaza Conference Center (located behind the Raintree Hotel), 1900 Ken Pratt Boulevard, Longmont, Colorado 80501, at 3:00 p.m. Mountain Time, on October 22, 1998, and at any and all adjournments thereof, for the following purposes:

1.     To elect seven (7) Directors:

___     For all nominees listed below (except as marked to the
contrary):

___     Withhold authority to vote for the nominees listed
below:

Dean P. Stull, Randall J. Daughenbaugh, Stanley J. Cristol,
William E. Coleman, Beverly J. Haddon, Robert F. Saydah and
Bert M. Tolbert.

(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through or otherwise strike out his/her name. If authority to vote for the election of any nominee is not withheld, the execution of this Proxy shall be deemed to grant such authority.)

2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

___ FOR   ___ AGAINST   ___ ABSTAIN

The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorneys and Proxies may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

DATED: ___________________________________________



Signature(s) of Shareholder(s)


Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) shown hereon.
Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAUSER, INC. PLEASE SIGN AND RETURN THIS PROXY TO AMERICAN SECURITIES TRANSFER & TRUST, INCORPORATED, 938 QUAIL STREET, SUITE 101, LAKEWOOD, CO 80215. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

HAUSER, INC.
5555 Airport Boulevard
Boulder, CO 80301

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 22, 1998
SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hauser, Inc., a Colorado corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at 3:00 p.m. Mountain Time, on October 22, 1998, at the Raintree Plaza Conference Center (located behind the Raintree Hotel), 1900 Ken Pratt Boulevard, Longmont, Colorado 80501 and at any and all adjournments of such meeting.

If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted for each of the nominees for director indicated herein. It is anticipated that this Proxy Statement and the accompanying Proxy Card and Proxy Notice will be mailed to the Company's shareholders on or about September 22, 1998.

Shareholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy Card bearing a later date, or by attending the meeting and voting in person.

The costs of the meeting, including the costs of preparing and mailing the Proxy Statement, Proxy Notice and Proxy Card, will be borne by the Company. The Company may, in addition, use the services of its directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute annual reports and proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only shareholders of record at the close of business on September 4, 1998 will be entitled to vote at the Annual Meeting. Each issued share of Common Stock entitles its record owner to one vote on each matter to be voted upon at the meeting. As of July 31, 1998, there were 10,668,619 shares of the Company's $0.001 par value Common Stock outstanding. The Company has authorized 800,000 shares of Preferred Stock, $1.00 par value, none of which were outstanding as of the record date. The presence in person or by proxy of the holders of forty percent (40%) of the total issued and outstanding shares of Common Stock of the Company which are entitled to be voted at the Annual Meeting is necessary in order to constitute a quorum for the meeting. If a quorum is present, directors will be elected by a plurality of the votes present in person or by proxy. The aggregate number of votes cast by all shareholders present in person or by proxy will be used to determine whether a proposal will carry. Thus, in the case of the election of directors, an abstention from voting has no effect on the item on which the shareholder abstained from voting.


ELECTION OF DIRECTORS
(Proxy Item #1)

The Company's Board of Directors has nominated the seven persons listed below for election as directors for the ensuing year, each to hold office until the 1999 Annual Meeting of Shareholders and until their successors are duly elected and qualified, or until their death, resignation or removal. Each of the nominees is a member of the present Board of Directors of the Company. A shareholder using the enclosed proxy form can vote for all or any of the nominees of the Board of Directors or such shareholder may withhold his or her vote from all or any of such nominees. If the proxy card is properly executed but not marked, it will be voted for all of the nominees. Each of the nominees has agreed to serve as a director if elected; however, should any nominee become unable or unwilling to accept nomination or election, the persons named in the proxy will exercise his voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. There are no family relationships among these nominees. The following table sets forth the directors of the Company, their ages as of April 30, 1998, all positions and offices held with the Company and the period from which served:

                                          All Positions and Offices Held                        First Elected
Name                                Age   with the Company                                      as a Director
Dean P. Stull, Ph.D.                48    Chairman, Chief Executive Officer,                    1983
                                          President and Director

Randall J. Daughenbaugh, Ph.D.      50    Chief Technical Officer and Director                  1983

William E. Coleman, Ph.D.<F1><F3>   64    Director                                              1988

Stanley J. Cristol, Ph.D.<F1>       82    Director                                              1983

Beverly J. Haddon<F2>               56    Director                                              1998

Robert F. Saydah<F1><F2><F3>        71    Director                                              1994

Bert M. Tolbert, Ph.D.<F1>          77    Director                                              1983

<F1>  Member of Compensation Committee
<F2>  Member of Audit Committee
<F3>  Member of Nominating Committee

The principal occupation and business experience of each Director is set forth below:

Dean P. Stull, Ph.D. is one of the founders of the Company. He has been a Director, Chairman of the Board of Directors and Chief Executive Officer since November 1983, and President since May 1995. He is a Director of the Boulder Chamber of Commerce and a founder and past board member of the Boulder Valley Rotary Club and Foundation. Dr. Stull has been a member of the Colorado Institute for Research in Biotechnology. In 1992, Dr. Stull and Dr. Daughenbaugh received the Entrepreneur of the Year award for the Rocky Mountain Region and the national Emerging Entrepreneur of the Year award from Inc. Magazine, Ernst & Young, and Merrill Lynch. Dr. Stull received a Bachelor of Science Degree in Chemistry from Colorado State University in 1972, and a Master of Science and Ph.D. in Physical Organic Chemistry from the University of Colorado, Boulder, in 1974 and 1976, respectively.

Randall J. Daughenbaugh, Ph.D. is one of the founders of the Company. He has been a Director of the Company since November 1983, and served as President until November 1992, when he became Executive Vice President and Chief Technical Officer. Prior to forming the Company, Dr. Daughenbaugh served as Research Chemist for Chemical Exchange Industries, Inc. from November 1980 to August 1983 and Research Director from August 1983 to October 1983. Dr. Daughenbaugh received a Bachelor of Science Degree from South Dakota School of Mines and Technology in 1970 and a Ph.D. in Physical Organic Chemistry from the University of Colorado in 1975.

William E. Coleman, Ph.D. has served as a Director of the Company since February 1988. Dr. Coleman served as President of Colorado Venture Management, Inc., Boulder, Colorado, an investment and project management firm from 1980 to 1990 and as Chairman since 1990. He also serves as President of Cogen Technology, Inc., a privately held company developing cogeneration projects; Chairman of Econalytic Systems, Inc., a privately held company which markets fuel additive products; Director of B.I., Inc., a publicly-held company which designs, manufactures, markets and supports electronic monitoring systems; Chairman of Colorado Greenhouse, LLC, a privately held company producing and marketing hydroponically grown produce on a national scale; and Director of Telemark Industries, Inc., a privately-held company that manufactures and sells a photoprinter for color digital photography and short-run printing applications. Dr. Coleman received a Bachelor of Science Degree in Chemistry from the University of Illinois in 1956, and a Ph.D. in Organic Chemistry from the University of California, Berkeley in 1960.

Stanley J. Cristol, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Cristol has been on the faculty of the University of Colorado since 1946 and was appointed the Joseph Sewall Distinguished Professor of Chemistry in 1979. Dr. Cristol has held the administrative positions of Chairman of the Department of Chemistry, Acting Dean of the Graduate School and Acting Associate Vice Chancellor for Graduate Affairs at the University of Colorado. Dr. Cristol has acted as consultant to many large U.S. government and industrial organizations and companies. Dr. Cristol received a Bachelor of Science Degree in Chemistry from Northwestern University in 1937, and Master of Arts and Ph.D. Degrees in Organic Chemistry from the University of California at Los Angeles in 1939 and 1943, respectively.

Beverly J. Haddon has served as a Director of the Company since March 1998. Ms. Haddon is a general partner of CRL Associates, Inc., a business consulting and government-lobbying firm. Prior to joining CRL in 1993, Ms. Haddon worked in banking for 28 years with Colorado's largest banking company, United Bank of Colorado, Norwest Bank. Active in the community, Ms. Haddon now serves as vice chair and member of the Stapleton Redevelopment Foundation, a member of the Board for the Denver Foundation, a member of the Rotary Club of Denver, and Past President and current member of the Colorado Women's Forum. She is also a former president and board member of the State Board of Agriculture (governing board of C.S.U., University of Southern Colorado and Fort Lewis College), and a former member of the Colorado Supreme Court's Advisory Council. In addition to community boards, she is a Director of B.I., Inc., a publicly held company which designs, manufactures, markets and supports electronic monitoring systems. Ms. Haddon received a B.S. degree in Business and Journalism from Iowa State University in 1962.

Robert F. Saydah has served as a Director of the Company since January 1994. Mr. Saydah has been Managing Partner and a Director of Heidrick & Struggles, a privately held international executive search consulting firm since May 1992. Before joining Heidrick & Struggles in 1988, Mr. Saydah worked for the Lederle Laboratories Division of American Cyanamid Company for 39 years, where he held general management positions, including responsibility for strategic planning and marketing and sales, culminating as Vice President in charge of branded pharmaceuticals, generic, and consumer health products businesses in the United States. He also had operational responsibility for pharmaceutical divisions in Latin America and Europe. Mr. Saydah received a Bachelor of Arts Degree in Biology from Lehigh University in 1948, and a Master of Science Degree in Bacteriology from Lehigh University in 1949.

Bert M. Tolbert, Ph.D. is one of the founders of the Company and has been a Director of the Company since November 1983. Dr. Tolbert serves as managing partner of a ranching complex in Idaho. He has served as an expert witness in pharmaceutical litigation and as a consultant in many areas, but especially in the vitamin, nutrition and metabolism fields. He has served as Project Manager in Biology and Medicine for the Department of Energy. From 1945 to 1957, he served as Associate Director of the Bio-Organic Group of the Lawrence Radiation Laboratory. From 1957 to 1989, Dr. Tolbert served as Professor, Department of Chemistry and Biochemistry at the University of Colorado at Boulder. Dr. Tolbert received a Bachelor of Science (cum laude) Degree from the University of California at Berkeley in 1942 and a Ph.D. in Physical-Organic Chemistry from the University of California at Berkeley in 1945.

Compensation Committee Interlocks and Insider Participation

Directors Coleman, Cristol, Saydah and Tolbert comprise the
Company's Compensation Committee. All are non-employee directors. None of the members of the Compensation Committee have ever been officers of the Company.

Director Compensation

During fiscal 1998, the Company's non-employee directors were granted options to purchase a total of 17,250 shares of Common Stock for services rendered to the Company at an average price of $6.54 per share (100% of fair market value on the date of grant). Directors receive an option to purchase 300 shares for Board service and options to purchase 150 shares for attendance at each meeting of the Board or each committee thereof. The options are exercisable for a five-year period.

In May 1992, the Board of Directors approved a two-step plan to compensate outside Directors. The plan includes options for Board and committee service as discussed above, and an annual cash payment of $10,000 per outside Director plus an annual payment of $2,500 for a committee chairman. During fiscal 1998, the Company's five outside directors received cash compensation of approximately $45,375 in the aggregate pursuant to this plan, excluding reimbursement of travel expenses.

During the fiscal year ended April 30, 1998, the Company's Board of Directors held nine meetings. The Compensation Committee, consisting of directors Coleman, Cristol, Saydah and Tolbert, held seven meetings during the fiscal year. The primary function of the Compensation Committee is to recommend raises and bonuses, if any, for the Company's officers and to grant stock option awards to Company employees. The Audit Committee consisting of Directors Haddon and Saydah held five meetings during the fiscal year. The function of the Audit Committee is to oversee management's internal audit controls, review periodic filings with the Securities and Exchange Commission, and review any transactions between the Company and its officers, directors or affiliated entities. The Nominating Committee consisting of Directors Saydah and Coleman held three meetings during the fiscal year. The function of the Nominating Committee is to investigate succession planning for the Company's executives and review nominations to the Board of Directors. The Nominating Committee will consider shareholder recommendations for nominations to the Board of Directors if presented in writing at least 90 days prior to the end of the Company's fiscal year.

Compliance With Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to the fiscal year ended April 30, 1998, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

EXECUTIVE OFFICERS

The following sets forth the names of the executive officers of the Company not named previously, their respective positions with the Company and business experience and background.

Martin C. Wehr joined the Company in January 1997 as an Executive Vice President, and was named Chief Operating Officer of the Company in June 1997. Prior to joining the Company, Mr. Wehr served as Vice President of Marketing and Sales for Guernsey Bel, Inc., a premier food ingredient supplier to the frozen dessert, confectionary and baking industries, from November 1994 to December 1996. From January 1992 to October 1994, Mr. Wehr was Managing Director, Professional Products Division, for Dreyer's and Edy's Grand Ice Cream, a leading ice cream company with $800 million in sales. Prior to 1992, Mr. Wehr served as an Executive Officer for Heublein, Inc., Minibar America, Inc., and Cruvinet, Inc. where he was involved in sales and marketing, strategic planning, management of operations and acquisitions. Mr. Wehr is a member of the Corporation Board, Culinary Institute of America. He received a Bachelor of Science Degree in Marketing from the University of San Francisco in 1970.

David I. Rosenthal was named Chief Financial Officer and Treasurer of the Company in May 1996. He also serves as Corporate Treasurer for the Company's wholly-owned subsidiary, Shuster Laboratories, Inc. From the time of his employment at the Company in June 1994 until April 1996, Mr. Rosenthal served as the Company's Corporate Controller. Mr. Rosenthal has over fifteen years experience in senior level financial positions in both private and public high technology companies, including Tandem Computers, Inc., and Octel Communications Corporation, and three years employment at Arthur Andersen & Company. Mr. Rosenthal earned his Bachelor of Science Degree in Business Administration from the University of California at Berkeley in 1976 and his M.B.A. in Finance from California State University in 1977.

Patricia A. Roberts is Corporate Secretary for the Company. She has been employed by Hauser since its inception and is currently serving as Manager of Corporate Affairs and Secretary to the Board of Directors. She also serves as Corporate Secretary for the Company's wholly-owned subsidiary, Shuster Laboratories, Inc. Ms. Roberts attended the University of Colorado at Boulder.

Philip H. Katz has served as President of Shuster Laboratories, Inc., where he is responsible for the day-to-day operations of the subsidiary, development of strategic business plans, client service initiatives and coordination of services with the Company's Technical Services business unit. Prior to joining Shuster in 1973, Mr. Katz held the position of Plant Manager for Brilliant Seafood, after serving as the company's Quality Control Manager. Previously, he worked in the Best Foods division of CPC International, handling new product conceptualization and development through plant start-up. Mr. Katz received his Bachelor of Science degree in Food Science and Food Technology from the University of Massachusetts in 1964.

Eugene W. Damon is Senior Vice President of Shuster Laboratories, Inc., where he is responsible for the development and growth of Shuster's business groups, which include foods, pharmaceuticals, consumer goods, chemical specialties and retail. Mr. Damon joined Shuster in July 1966. Mr. Damon is a member of the Private Label Manufacturers Association, Council for Responsible Nutrition, National Association of Chain Drug Stores, Chemical Specialties Manufacturers Association and Regulatory Affairs Professional Society. Mr. Damon received a Bachelor of Science degree in Chemistry and Biology from St. Anselm's College in 1964.

The following table sets forth as of April 30, 1998, the number of shares of the Company's Common Stock owned by any person who is known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, by all individual Directors, by all Named Executive Officers and by all Officers and Directors as a group:

                                               Amount and
                                               Nature of
                                               Beneficial          Percent of
Name of Beneficial Owner                       Ownership<F1>       Class

Directors:
Dean P. Stull <F2>                               287,905            2.70%
Randall J. Daughenbaugh <F2>                     171,742            1.60%
William E. Coleman <F3>                           43,955              (*)
Stanley J. Cristol <F4>                          118,243            1.10%
Bert M. Tolbert <F5>                             101,117              (*)
Beverly J. Haddon <F6>                               450              (*)
Robert F. Saydah <F7>                             24,400              (*)

Named Executive Officers:
Philip H. Katz <F8>                                2,685              (*)
Kenneth P. Gordon <F8>                               350              (*)
Eugene W. Damon <F8>                                 684              (*)
Martin C. Wehr <F2>                               32,000              (*)

All Officers and Directors as a Group:           810,512            7.40%
(14 persons)

5% Shareholders:
Fidelity Management & Research Company <F9>    1,231,600           11.50%

T. Rowe Price Associates <F10>                 1,059,800            9.90%
______________________
*  (Less than 1%)

<F1> Includes the following number of shares which could be acquired within 60 days through the exercise of stock options: Dr. Stull, 102,931 shares; Dr. Daughenbaugh, 63,634 shares; Dr. Cristol, 17,250 shares;
Mr. Saydah, 18,900 shares; Dr. Tolbert, 18,000 shares; and all directors and officers as a group, 295,865 shares.
<F2> Their business address is 5555 Airport Boulevard, Boulder, CO 80301.
<F3> Includes 14,359 shares owned by Dr. Coleman directly, 1 share owned by CVM Equity Fund II, Ltd., of which Dr. Coleman is a general partner; 4,695 shares owned by Colorado Venture Management, Inc., of which
Dr. Coleman is Chairman; and shares which could be acquired within 60 days through the exercise of options to purchase 24,900 shares held by CVM, Inc.
<F4> Dr. Cristol's address is University of Colorado, Department of Chemistry and Biochemistry, Campus
Box 215, Boulder, CO 80309.
<F5> Dr. Tolbert's address is 444 Kalmia Avenue, Boulder, CO 80304.
<F6> Ms. Haddon's address is CRL Associates, Inc., 1625 Broadway, Suite 2450, Denver, CO 80202.
<F7> Mr. Saydah's address is Heidrick & Struggles, Four Embarcadero Center, Suite 3570, San Francisco, CA
94111.
<F8> The business address for Messrs. Katz, Gordon and Damon is Shuster, Inc., Quincy Research Park, 5
Hayward St., Quincy, MA 02171.
<F9> The business address for Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA
02109.
<F10> The business address for T. Rowe Price Associates, Inc., is 100 E. Pratt Street, Baltimore, MD
21202.

Arrangements Affecting Control of the Company

As of April 30, 1998, the Officers and Directors of the
Company beneficially owned 810,512 shares of Common Stock
(approximately 7.4%) of the Company's Common Stock (assuming exercise of all warrants and options deemed to be beneficially owned by these persons).

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE
OFFICERS OF THE COMPANY

The Compensation Committee of the Board of Directors and the Company's Chief Executive Officer have furnished the following joint report on executive compensation. The specific responsibility of the Chief Executive Officer to furnish information to the Compensation Committee has been outlined below. During fiscal 1998, the Compensation Committee set the salaries and bonus compensation for the Chief Executive Officer, two Vice Presidents, the Chief Financial Officer and the Corporate Secretary. The salaries and bonus plans for three Named Executives, Messrs. Katz, Damon and Gordon are set by contracts which the Company assumed as a result of the acquisition of Shuster Laboratories, Inc., in July 1995. These contracts expired in July 1998. See "Certain Transactions".

Executive Officer Compensation

The Committee has responsibility for making recommendations for compensation and compensation policy. The Committee's first objective is to provide a strong and direct link among shareholder value, Company performance and executive compensation. The second objective is to promote long-term, stable growth and development. The Committee believes that the Company's corporate development is dependent on its ability to attract and retain high quality people. The Chief Executive Officer's responsibility is to evaluate for the Compensation Committee the individual performance of the executive officers, other than himself. He is also asked to report on the performance reviews of these officers to the Compensation Committee and make suggestions of the percentage of discretionary cash and discretionary stock bonuses to be awarded.

The Company's compensation program consists of three key elements: base salary, short term discretionary bonuses and profit sharing, plus long term discretionary incentive stock option awards. Compensation for the Company's executive officers involves a high proportion of pay which is at risk, a variable bonus based on individual performance, and stock options, which directly relate a portion of the officer's compensation to the long-term stock price appreciation realized by the Company's shareholders. The executive officers also participate in a 401(k) retirement plan and a medical insurance plan with other employees.

Base Salary. The Compensation Committee's policy is to provide compensation competitive within the Denver/Boulder metropolitan area while giving consideration to national compensation. The Committee also considers the salary recommendations and performance reviews submitted by the Chief
Executive Officer.

In evaluating the performance of the executive officers other than himself, the Chief Executive Officer measured individual leadership skills, business development skills, management skills, external relations and communication skills. The executive officers' individual contribution to corporate financial results for the fiscal year, including revenue growth and changes in net income and earnings per share, were also evaluated. In addition, extraordinary management and supervisory responsibilities were taken into consideration. The Compensation Committee made no changes to the base salary of the named executive officers during fiscal 1998.

Discretionary Cash Bonuses Paid in Fiscal 1998. During fiscal 1997, the Compensation Committee developed a series of specific goal-oriented compensation awards for fiscal 1998. Fiscal 1998 awards for these executives were based on achieving operating income goals which were not met. After reviewing the Company's annual report and audited financial statements for the fiscal year ended April 30, 1998, the Compensation Committee awarded no cash bonuses for fiscal 1998. Mr. Wehr received a $20,000 cash bonus during fiscal 1998, as part of his original employment agreement.

The Compensation Committee awarded phantom stock bonuses to Messrs. Katz, Gordon and Damon, employees of the Company's wholly-owned subsidiary, Shuster Laboratories. The bonuses represent phantom stock payments made to Messrs. Katz, Damon and Gordon for their phantom stock in Shuster, Inc. The Shuster Phantom Stock Plan was a bonus plan through which the individuals earned an equity interest in Shuster, Inc. The payments were made monthly and terminated in July 1998.

The Compensation Committee instructs the Chief Executive Officer to complete performance evaluations for each of the executive officers other than himself. The Chief Executive Officer's evaluation is an informal report to the Compensation Committee along with informal suggestions of the percentage stock and cash bonuses to be awarded. In evaluating these performances, the Chief Executive Officer measures leadership, strategic planning, financial results, business development, management skills, external relations and communication skills. The Compensation Committee does not adopt the suggestions of the Chief Executive Officer, but rather adjusts those suggestions to fit the parameters of their overall knowledge and experience with the executive officers. The Compensation Committee evaluates these performance reviews. Factors, other than the report of the Chief Executive Officer, reviewed by the Compensation Committee include increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, operating income and earnings per share of the Company.

Stock Options. It is the Compensation Committee's policy that a significant portion of the total compensation package for its executive officers will be derived from stock options. The Board of Directors adopted the Non-Qualified Stock Option Plan approved by shareholders in 1987, and the 1992 Incentive Stock Option Plan approved by shareholders in 1992.

During any fiscal year, the named executive officers of the Company may receive incentive stock options or non-qualified stock options based on performance. Discretionary stock options distributed to the named executive officers were determined by the Compensation Committee and were based upon the same performance review criteria previously stated. The number of options granted were based upon the individual executive's performance during the fiscal year, anticipated future contributions based on that performance, and the officer's ability to impact corporate financial results. Additional factors considered by the Committee included increased management or supervisory responsibilities and the direct impact of the departments supervised by those executive officers on the net sales, operating income and earnings per share of the Company. During fiscal 1998, executive officers received stock options to purchase 141,800 shares at an average price of $5.90.

Discretionary stock option awards granted to the named executives during fiscal 1998, for fiscal 1997 performance, were determined based upon the Chief Executive Officer's evaluation report to the Committee of individual performances, plus the Compensation Committee's own knowledge and experience with these same senior executive officers. The Committee observes that the executive officers continue to own a relatively low percentage of total outstanding stock and deems it beneficial to shareholders as a whole to increase the equity ownership of the executive officers.

The Compensation Committee regularly reviews other possible forms of incentive compensation and modifies or supplements the existing programs when appropriate. The stock awards continue the Committee's policy that officers of the Company should have a strong motivation to develop performance of the Company and enhance the Company's stock value. At present and in future years, successful development of current and diversified projects and further growth will be important considerations in discretionary bonuses, both cash and stock.

Chief Executive Officer Compensation

As Chief Executive Officer, Dr. Stull is compensated based on a review of his performance by the Compensation Committee. The key factors measured by the Committee in determining Dr. Stull's compensation package was its assessment of his ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as Chief Executive Officer. The base salary paid to the Chief Executive Officer is based upon an assessment of the nature of the position, the leadership exercised by, and the contribution, experience and Company tenure of, Dr. Stull. During fiscal 1998, Dr. Stull's base salary remained the same. The Committee's failure to increase his base salary was because of financial exigencies within the Company and was not based on inadequate performance.

Dr. Stull's compensation is substantially related to the Company's performance because his compensation package includes a discretionary cash bonus determination and discretionary incentive stock options which are granted at 100% of fair market value, based upon the Committee's review of Dr. Stull's individual performance during the prior year in the following areas: leadership, strategic planning, business development, management skills, external relations and communication skills. During fiscal 1998, Dr. Stull received incentive stock options to purchase 20,000 shares of Common Stock which options vested on the date of grant.

SUMMARY

The Compensation Committee will continue to review the Company's executive compensation programs to assure that such programs are consistent with the objective of providing a strong and direct link among shareholder value, Company performance and executive compensation.

By the Compensation Committee

Dr. Bert M. Tolbert, Chairman
Dr. William E. Coleman, Director
Dr. Stanley J. Cristol, Director
Mr. Robert F. Saydah, Director

and by Dr. Dean P. Stull, Chief Executive Officer for the limited purposes stated above

Shareholder Return

The following chart compares the cumulative total return to shareholders over the past five years for a holder of the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market-US Index and the S & P Chemicals (Specialty) Index. The chart depicts the value on April 30, 1998, of a $100 investment made on April 30, 1993.

The value of a stock over time is affected by many factors, including the Company's earnings. The decline in the stock price in August 1993, occurred after Bristol-Myers Squibb
Company failed to renew the Company's contract. A primary objective of the Company since August 1993 has been to diversify into natural ingredients markets. The Company's revenue mix is currently made up of sales of natural ingredients, technical services and pharmaceuticals.

Comparision of Five-Year Cumulative Total Return

Among Huaser, Inc., NASDAQ STock Market - U.S. and S&P
Chemicals (Specialty).

[Caption]

Measurement period Hauser NASDAQ - U.S. S&P Specialty

4/93     100     100     100
4/94      58     111     101
4/95      31     129     112
4/96      46     184     137
4/97      46     195     125
4/98      55     292     162

* $100 invested on 4/30/93 in stock or index - including reinvestment of dividends. Fiscal Year Ending April 30.

Compensation Table

The following table sets forth the cash compensation paid by the Company for services to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended April 30, 1998 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                                                                       Long Term Compensation Awards
                                                                                          Securities
Name and                       Fiscal Annual Compensation              Restricted Stock   Underlying    All Other
Principal Positions            Year   Salary ($)      Bonus ($)        Award(s) ($)       Options(#)    Compensation ($)
Dean P. Stull                  1998   $155,500        -                -                  70,000 <F1>   -
Chief Executive Officer        1997    155,500        -                -                  25,000 <F1>   -
   and Chairman                1996    152,212        -                -                  70,000 <F1>   -

Randy J. Daughenbaugh          1998   $138,500        -                -                  14,300 <F2>   -
Executive Vice Pres./ Chief    1997    138,500        -                -                   9,100 <F2>   -
   Technical Officer           1996    136,530        -                -                  10,206 <F2>   -

Martin C. Wehr                 1998   $140,000        $20,000   <F3>   $14,175 <F3>       52,500  <F4>  $60,617 <F5>
Chief Operating Officer        1997     35,000        -                 10,350 <F3>       50,000        -
                               1996   N/A             N/A              N/A                N/A           N/A

Philip A. Katz                 1998   $117,000 <F6>    29,410   <F7>   -                   4,000          4,212 <F8>
President                      1997    117,500 <F6>    22,057   <F7>   -                     350         38,408 <F8>
Shuster Laboratories, Inc.     1996    111,000 <F6>    32,356   <F7>   -                  -              18,596 <F8>

Kenneth A. Gordon              1998   $117,000 <F6>    29,410   <F7>   -                  -              2,161  <F8>
Senior Vice President          1997    117,500 <F6>    22,057   <F7>   -                     350         32,196 <F8>
Shuster Laboratories, Inc.     1996    111,000 <F6>    32,356   <F7>   -                  -              15,589 <F8>

Eugene W. Damon                1998   $117,000 <F7>    29,410   <F7>   -                   2,000          2,161 <F8>
Senior Vice President          1997    117,500 <F7>    22,057   <F7>   -                     350         36,732 <F8>
Shuster Laboratories, Inc.     1996    111,000 <F7>    32,356   <F7>   -                  -              17,785 <F8>

<F1> Of these shares, 50,000, 15,000 and 60,000 options were performance options based upon operating income objectives for fiscal 1998, 1997 and 1996.
<F2> Of these shares 4,000, 6,000 and 6,000 options were performance options based upon operative income objectives for fiscal
1998, 1997 and 1996.
<F3> Represents grants of restricted stock based upon the fair market value on the date of grant and cash monies from original employment agreement.
<F4> Of these shares, 37,500 options were performance options based upon operating income objectives for fiscal 1998 and 1997.
<F5> Represents relocation expenses paid to Mr. Wehr.
<F6> Messrs. Katz, Gordon and Damon became employees of the Company's wholly owned subsidiary, Shuster, on July 20, 1995, pursuant to existing employment agreements which were in effect when the acquisition took place. The employment agreements provide for the annual salaries set forth above and expired on July 20, 1998.
<F7> The bonuses represent phantom stock payments made to Messrs. Katz, Damon and Gordon for their phantom stock in Shuster.
The Shuster Phantom Stock Plan was a bonus plan through which the individuals earned an equity interest in Shuster. The payments were made monthly. The individuals are also entitled to share in an earnout which may be paid to former shareholders of Shuster. No earnout was paid during 1998, 1997, or 1996.
<F8> The amounts represent distributions from Shuster's Employee Stock Ownership Plan as a result of the acquisition by the
Company and matching contributions from Shuster's 401(k) Plan. See "Certain Transactions".

Stock Option Plans

1987 Non-Statutory Stock Option Plan

In 1987, the Company adopted a non-statutory stock option plan (the "Non-Statutory Plan") under which 1,218,720 shares of its Common Stock have been reserved for issuance. As of April 30, 1998, there were 813,237 shares of Common Stock committed under the Non-Statutory Plan. The Non-Statutory Plan was amended in 1997 to add 500,000 shares and extend the term to 2007.

During fiscal 1998, the Compensation Committee of the Board of Directors recommended the distribution of 154,849 stock options pursuant to the Non-Statutory Plan to directors and to employees who had been employed over one-half time for one full year. The options are exercisable for periods ranging from one to ten years after grant, at an exercise price of 100% of market price on the date of grant. During fiscal 1998, options to purchase 16,594 shares were exercised and options to purchase 26,856 shares expired.

1992 Incentive Stock Option Plan

The 1992 Plan, as amended, provides for the granting of incentive stock options to Executive Officers and key employees of the Company and its subsidiaries to purchase a maximum of 700,000 shares of the Company's Common Stock. As of April 30, 1998, 439,162 shares were committed under the 1992
Plan.

During fiscal 1998, the Compensation Committee of the Board of Directors recommended the distribution of 130,300 stock options pursuant to the Incentive Stock Option Plan to employees. The options are exercisable for periods one to ten years after grant, at an exercise price of 100% of market price on the date of grant. During fiscal 1998, options to purchase 28,836 shares were exercised and options to purchase 52,169 shares expired.

The 1992 Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the 1992 Plan may not be less than 100% of the fair market value of the Common Stock at the time of the grant. Options are not transferable and may not be exercised more than ten (10) years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. The 1992 Plan is administered by the Compensation Committee of the Company's Board of Directors, which has the authority to determine the persons to whom options will be granted, the number of shares to be covered by each option, the time or times at which options will be granted or exercised, and the term and provisions of the options.

The following table shows with respect to the Company's
Non-Statutory Plan and the 1992 Plan, for each of the Named
Executive Officers: (a) the number of shares subject to options granted from May 1, 1997 to April 30, 1998, (b) the percentage of total options granted to employees during the same period, (c) the exercise price per share, (d) the expiration date of the options, and (e) the potential realizable value of the options.

OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                        Potential Realizable
                                             Percentage of                                              Value at Assumed
                         Number of           Total Options                                              Annual Rates of Stock
                         Securities          Granted to                      Market Price               Price Appreciation
                         Underlying          Employee         Exercise       on Date of     Expiration  for Option Term
                         Options Granted(#)  in Fiscal Year   Price ($/sh)   Grant          Date        5% ($)      10% ($)
Dean P. Stull            20,000               7.553%          $ 5.938        $ 5.938        02/17/2008   74,681.24  189,256.92
                         50,000              18.882%            5.813          5.813        04/30/2008  200,958.02  520,784.19

Randall J. Daughenbaugh     100               0.378%          $ 6.125        $ 6.125        05/21/2007      385.20      976.17
                            100               0.038%            6.469          6.469        05/13/2007      406.81    1,030.95
                         10,000               3.776%            5.813          5.813        04/30/2008   40,191.60  104,156.84
                          4,000               1.511%            5.938          5.938        02/17/2008   14,936.25   37,851.38
                            100               0.038%            6.469          6.469        05/13/2007      406.81    1,030.95

Martin C. Wehr           15,000               5.665%          $ 5.938        $ 5.938        02/17/2008   56,010.93  141,942.69
                         37,500              14.162%            5.813          5.813        04/30/2008  150,718.51  390,588.14

Philip H. Katz            4,000               1.511%          $ 5.938        $ 5.938        02/17/2008   14,936.25   37,851.38

Eugene W. Damon           1,000               0.378%          $ 5.938        $ 5.938        02/17/2008    3,734.06    9,462.85

The following table shows with respect to the Company's Named Executive Officers, (a) the number of shares exercised during the fiscal year, (b) the dollar value realized upon exercise
(c) the total number of unexercised stock options and (d) the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year.

Aggregated Option Exercised in Last Fiscal Year and Fiscal Year-End Value

                          Shares                       Number of Securities Underlying     Value of Unexercised In-the-Money
                          Acquired on   Value          Unexercised Options at FY End (#)   Options at FY End ($)
                          Exercise #    Realized ($)   Exercisable        Unexercsiable    Exercisable         Unexercsiable
Dean P. Stull             0             0              102,931            64,000           $173,440.33         $114,374.60
Randall J. Daughenbaugh   0             0               63,634            11,200           $107,646.44         $ 20,862.44
Martin C. Wehr            0             0               25,000            77,500           $ 44,062.50         $142,968.75
Philip H. Katz            0             0                1,684             2,666           $  2,907.37         $  4,498.87
Kenneth P. Gordon         0             0                  350            -                $    656.25         $ -
Eugene W. Damon           0             0                  684               666           $  1,219.87         $  1,123.87

The fair market value of Company Common Stock at April 30,
1998, measured as the average between the high and low trade of Common Stock on such date, was $7.625 per share.

Employee Benefit Plan

Effective July 1992, the Company established a 401(k) plan (the "401(k) Plan") for all employees who have completed six months of service. Participants may contribute up to 20% of their annual compensation subject to dollar limitations of
Section 402(g) of the Internal Revenue Code. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Certain Transactions

There were no transactions with officers, directors and their affiliates and the Company other than the payment of phantom payments to Messrs. Katz, Damon and Gordon in connection with the acquisition of Shuster in July 1995. The phantom payments made in fiscal 1998 are included in the Compensation Table. Messrs. Katz, Gordon and Damon are entitled to share in the performance-based earnout in future years.

OTHER MATTERS

Management of the Company knows of no other matter which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the persons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their judgment on such matters.

Shareholder proposals intended for presentation at the Company's 1999 Annual Meeting of Shareholders, other than nominations for Board of Directors, must be received by the Company at its principal offices in Boulder, Colorado, not later than July 31, 1998.


ANNUAL REPORT TO SHAREHOLDERS

The Annual Report of the Company for the fiscal year ended
April 30, 1998, including audited Financial Statements for the year then ended, is not incorporated into these proxy materials.

IN ORDER THAT YOUR SHARES MAY BE REPRESENTED, IF YOU DO NOT
PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR
PROXY PROMPTLY. IN THE EVENT YOU ARE ABLE TO ATTEND, WE WILL,
IF YOU REQUEST, CANCEL THE PROXY.

SIGNATURE

By Order of the Board of Directors



/s/Dean P. Stull, Chairman

Boulder, Colorado
September 22, 1998